For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Elects Joseph V. Vittoria to Be Chairman of Board of Directors

MADISON, Wis., November      , 2006—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today announced that Joseph V. Vittoria has been elected to the company’s board of directors. Concurrently, Vittoria was named chairman of the board.

Vittoria is the retired chairman and chief executive officer of Travel Services, International, a company he founded and took public in July 1997 and later sold to a large British tour operator. In 1982, he joined Avis, Inc., as chief operating officer, and later was named chairman and chief executive officer. During his tenure, he was responsible for creating the Avis Employee Stock Ownership Plan (ESOP), the largest plan of its kind at that time and long considered a model for companies and governments evaluating employee ownership programs.

His success at Avis led to his selection as the salaried and management representative to the board of United Airlines in 1994 when it created its landmark ESOP. He now is chairman of Puradyn Filter Technologies, Inc. and AutoEurope, Inc.

Active in community-enhancement programs, Vittoria served as a director of the National Crime Prevention Counsel in Washington, D.C. He later served on President Reagan’s Child Safety Partnership in recognition of his efforts on behalf of missing children. He also is a former member of the board of directors of the National Center for Disability Services.

A 40-year travel industry veteran, Vittoria was elected to the Travel Industry Association Hall of Leaders in 2000. He holds a B.S. in civil engineering from Yale University and an M.B.A. from Columbia University.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF) is North America’s largest family of indoor waterpark resorts and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently in predevelopment and/or under construction in Mason, Ohio; Grapevine, Texas; and Grand Mound, Wash.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.